EXHIBIT 99(n)(ii)

                                                        DRAFT: November 27, 2007

                              TAMARACK FUNDS TRUST
                         RBC TAMARACK MONEY MARKET FUNDS

                     MULTI-CLASS PLAN PURSUANT TO RULE 18F-3
                                    UNDER THE
                         INVESTMENT COMPANY ACT OF 1940



I.       Introduction
         ------------

         As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("Act"), this Plan (the "Plan") describes the multi-class system for Tamarack Funds Trust (the "Trust"), including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. The following conditions required by Rule 18f-3 are satisfied as of the date of adoption of the Plan: (1) a majority of the Trust's Trustees are persons who are not "interested persons" of the Trust (as defined in the Act), (2) the Trust's Nominating Committee, consisting solely of non-interested Trustees, is charged with nominating additional non-interested Trustees; and (3) the non-interested Trustees are represented by independent legal counsel.

II.      The Multi-Class System
         ----------------------

         Each current series of the Trust as of the effective date of this Plan and each subsequent series specifically added to this Plan as indicated on Schedule A hereto, (all such series referred to herein as the "Funds") shall offer Class 1, Class 2, and Class 3 shares, subject to such offering restrictions or limitations as may be approved from time to time for one or more classes by the Board of Trustees. Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:
(a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class shall have the features described below.

         A.       Sales Charge Structure; Eligibility
                  -----------------------------------

         Each class of shares shall be available only to such categories of investors as are specified from time to time in the then-current prospectus of the relevant Fund, or in a prospectus supplement. Each class of shares shall be offered at net asset value with no initial sales charge and shall not be subject to a contingent deferred sales charge or a redemption fee.
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         B.       Rule 12b-1 Plan and Fees
                  ------------------------

                  The Trust has adopted a Shareholder Account and Distribution Services Plan (the "12-1 Plan") pursuant to Rule 12b-1 under the Act and has entered into a related Shareholder Account and Distribution Services Agreement (the "Agreement") with RBC Dain Rauscher Inc., the Funds' distributor (the "Distributor"), containing the following terms:


                  1. Class 1 Shares. Class 1 shares of each Fund shall compensate the Distributor for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan and the Agreement, subject to an annual limit of 0.50% of the average daily net assets of a Fund attributable to its respective Class 1 shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a "service fee," as defined in rules and policy statements of FINRA.

                  2. Class 2 Shares. Class 2 shares of each Fund shall compensate the Distributor for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan and Agreement, subject to an annual limit of 0.70% of the average daily net assets of a Fund attributable to its respective Class 2 shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a "service fee," as defined in rules and policy statements of FINRA.

                  3. Class 3 Shares. Class 3 shares of each Fund shall compensate the Distributor for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan and the Agreement, subject to an annual limit of 1.00% of the average daily net assets of a Fund attributable to its Class 3 shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a "service fee," as defined in rules and policy statements of the Financial Services Regulatory Authority (formerly known as the National Association of Securities Dealers ("FINRA")).


         C.       Allocation of Income and Expenses
                  ---------------------------------

                  1.       General
                           -------

                           The Funds declare distributions of net investment
income daily and that maintain the same net asset value per share in each class and as such are "daily dividend funds." Each Fund will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)," for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a

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particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

                  2.       Class Expenses
                           --------------

                           Expenses attributable to a particular class ("Class
Expenses") shall be limited to: (a) payments pursuant to the 12b-1 Plan and the Agreement by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended ("Code").

                           In the event a particular expense is no longer
reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                           The initial determination of expenses that will be
allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Trust, as defined in the Act.

                  3.       Waivers or Reimbursements of Expenses
                           -------------------------------------

                           Expenses may be waived or reimbursed by the Adviser,
the Distributor or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees.

         D.       Exchange Privilege
                  ------------------

                  Shareholders of a Fund may exchange shares of a particular class for shares of the same class in another Fund at relative net asset value, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to class eligibility.

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         E.       Board Review
                  ------------

                  1.       Approval of Plan
                           ----------------

                           The Board of Trustees, including a majority of the
Trustees who are not interested persons (as defined in the Act) of the Trust ("Independent Trustees"), at a meeting held December 7, 2007, approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

                  2.       Approval of Amendments
                           ----------------------

                           This Plan may not be amended materially unless the
Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. This finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

                  3.       Periodic Review
                           ---------------

                           The Board shall review reports of expense allocations
and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

         F.       Contracts
                  ---------

                  Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

         G.       Effective Date
                  --------------

                  The Plan shall take effect as of March 1, 2008.

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                                                        DRAFT: November 27, 2007


                                   SCHEDULE A

RBC Dain Tamarack Prime Money Market Fund
RBC Dain Tamarack US Government Money Market Fund
RBC Dain Tamarack Tax Free Money market Fund